EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



(In thousands, except earnings per share)       Primary           Fully Diluted
                                                Earnings             Earnings
                                               Per Share             Per Share
                                              ----------            ----------
1997

Net Income applicable to common stock              $486                  486

Average number of shares outstanding              4,171                4,171
Average stock option shares                         150                  213
                                            -----------           ----------

    Shares for earnings calculation               4,321                4,384

Net income per share                              $0.11                 0.11
                                            ===========           ==========



1996

Net Income applicable to common stock              $387                  387

Average number of shares outstanding              4,072                4,072
Average stock option shares                         229                  239
                                            -----------           ----------

    Shares for earnings calculation               4,301                4,311

Net income per share                              $0.09                 0.09
                                            ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.

                                                                     EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



(In thousands, except earnings per share)       Primary           Fully Diluted
                                                Earnings             Earnings
                                               Per Share             Per Share
                                              ----------            ----------
1997

Net Income applicable to common stock            $1,148                1,148

Average number of shares outstanding              4,088                4,088
Average stock option shares                         130                  260
                                            -----------           ----------

    Shares for earnings calculation               4,218                4,348

Net income per share                              $0.27                 0.26
                                            ===========           ==========



1996

Net Income applicable to common stock            $1,040                1,040

Average number of shares outstanding              4,013                4,013
Average stock option shares                         246                  316
                                            -----------           ----------

    Shares for earnings calculation               4,259                4,329

Net income per share                              $0.24                 0.24
                                            ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.